As filed with the Securities and Exchange Commission on March 15, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PORTAGE BIOTECH INC.

(Exact name of Registrant as Specified in its Charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Portage Services Ltd., 47 Avenue Road, Suite 200, Toronto, Ontario, Canada  M5R 2G3

(Address of principal executive offices)                                     (Zip code)

2017 CONSULTANT STOCK COMPENSATION PLAN

(Full Title of the Plan)

Portage Biotech Inc.

c/o Portage Services Ltd.

47 Avenue Road, Suite 200

Toronto, Ontatrio M5R 2G3, Canada
Attn:  Mr. Kam Shah, Chief Financial Officer

With a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019, USA

Attn.: Spencer G. Feldman, Esq.

Tel.: (212) 451-2300

(Name and address of agent for service)

(416) 929-1806

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b¬2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Name of the Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

2017 Consultant Stock Compensation Plan	Common stock, no par value	7,250,000	$0.19	$1,377,500	$159.65

(1)

This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2017 Consultant Stock Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock.

(2)

Calculated solely for purposes of this offering under Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended, based on the closing price of the Registrant's common stock as quoted on the OTC Markets’ Pink market on February 22, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)

The Registrant's Annual Report on Form 20-F for its fiscal year ended March 31, 2016 filed on July 29, 2016;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 2016; and

(c)

The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 20-F filed on July 29, 2016.

All documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which states that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective filing dates of those documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or super ceded to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference modifies or super cedes the statement.  Any statement so modified or super ceded will not be deemed, except as modified or super ceded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law and our Bylaws generally authorize us to indemnify our directors, officers, employees and agents against particular liabilities, including the advancement of expenses, for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.  Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent provided under British Virgin Islands law. Our directors and officers are also excused under our Bylaws for monetary liability to us for particular errors of judgment or oversight. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty.  However, as a practical matter, equitable relief may not be available.  In the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act.  As a result, the above provisions may not limit liability of our directors, officers, employees and agents for violations of, or relieve them from the necessity of complying with, the federal securities laws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Specimen of Common Stock (incorporated by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003).
5.1	Opinion of Olshan Frome Wolosky LLP.
10.1	2017 Consultant Stock Compensation Plan.
23.1	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
23.2	Consent of Schwartz Levitsky Feldman LLP, Chartered Accountants.
24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on March 15, 2017.

PORTAGE BIOTECH INC. By: /s/ Kam Shah Kam Shah Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kam Shah as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE

/s/ Declan Doogan Declan Doogan Date: February 22, 2017	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kam Shah Kam Shah Date: February 22, 2017	Chief Financial Officer, and Director (Principal Financial and Accounting Officer)

/s/ Gregory Bailey, Director Gregory Bailey Date: February 22, 2017	/s/ Steven Mintz, Director Gregory Steven Mintz Date: February 22, 2017

/s/ James Mellon, Director James Mellon Date: February 22, 2017	/s/ Ian Walters, Director Gregory Ian Walters Date: February 22, 2017

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